Exhibit 10.14
Agreement

The CODESMART GROUP, Inc. and CIRACET Corp.

This agreement is between The CODESMART GROUP, Inc. its successors and assigns (CG) located at 103 Waters Edge, Congers, NY 10920 and CIRACET Corp. (CIRACET), located at 2831 Blvd. Luis A. Ferre, PO Box 8970 Ponce, PR 00732 on the 18th day of April, 2013. The following terms and conditions will apply:

Client Referrals

If CIRACET refers CG outsourced coding, then CG will pay CIRACET 20% of the gross margin (the difference between the gross revenues and the cost of each coder's compensation) for each coder who provides services to a CIRACET client. (A typical rate for coders is between $50 and $60 per hour but subject to variation at any time) (For method see addendum A.)

In the event that either party wishes to refer the other party's consulting services for a project, then both parties will mutually agree on their respective fees for each project and all recurring projects on case by case basis. Pricing will be determined by both parties on a case by case basis. See attached addendum A for outline of typical services.

CIRACET will receive a percent of the tuition received by CG for enrollment of students into CODESMARTTm UNIVERSITY that is generated by the CIRACET private label marketing effort on a volume basis as follows:

Number of enrollees	Percentage share of tuition for CIRACET
0-500	10%
501-800	15%
801-1000	17%
1001-1200	20%
1201-1600	22%
1601-4000	25%
Over 4000	30%

CIRACET may advertise the benefits of this agreement through CIRACET's University initiative; for such purpose, CIRACET may be entitled to use CODESMARTTm UNIVERSITY ICD-10 program description as part of its offering.

At the present time, new coders pay $4,000, existing coders pay $1500, and clinicians pay $1,250 for CU education. Other role based training is priced on a case by case basis. All rates are subject to change.

Payment to CIRACET will be due from CODESMART monthly by the 15th of each month for the previous month's tuition collected.

If CIRACET brings other Universities, colleges, or other distributors into the CODESMARTTM UNIVERSITY program, then the distributor's fees will be paid out of what CIRACET receives. CIRACET determines what the portion of fee splits will be given to each third party they refer to CODESMART.

Payments from one party to the other party will be paid within 15 business days after the receipt of cleared funds from a client.

CGICIRACET Agreement	Page 1 of 4

CIRACET will have exclusive rights to market CODESMART products in the Puerto Rico market during the term of this agreement.

This agreement may be terminated in writing either by letter or email with 30 days' notice. Notwithstanding any other term or condition set forth in this agreement, in the event of a termination notice as set forth above any parties already referred by either party and approved in writing by either party prior to termination where contracts had been entered into, or actual work has already started, then CIRACET and CG agree to continue to abide by the original terms of this agreement with regard to those clients as if the termination had not taken place. After termination, all commissions/finder's fees due for existing contracts will be honored by either party for a period of 2 years. This paragraph shall survive any termination of this agreement.

Upon termination by CIRACET or CG of this agreement, CIRACET would not have the right to utilize, market, or deliver the CG CODESMARTTM curriculums, CE credits or programs or benefit from the CG programs financially after termination unless they received written permission from CG. If the Partner did continue to deliver the CG CODESMARTTM programs, then all of the licensing fees detailed in this agreement would continue until the Partner ceased to offer the programs to students.

Both parties will keep the confidentiality of all company and client information of each other. This information will be shared with outside parties only as related to conducting business in the spirit of this agreement. Both parties will also keep confidential any information related to products or marketing strategies of each other, its customers, business associates etc., unless it is agreed by either party in writing that this information can be shared.

Both parties agree not to circumvent each other's relationships. In the event of a violation of this paragraph either may avail itself of any rights allowed by law or injunctive relief as may become necessary to protect its interests.

This agreement will be enforceable under the laws of the State of New York.

By signing below, each party understands and agrees that it is in agreement with the terms and conditions set forth in this agreement.

Accepted:

FOR: The CODESMART GROUP, Inc.

/s/ Ira Shapiro	April 22, 2013
Ira E. Shapiro, Chairman & CEO	Date

FOR: CIRACET Corp.

/s/ Oscar Misla Villaba	April 22, 2013
Oscar Misla Villalba, President	Date

CGICIRACET Agreement	Page 2 of 4

Addendum A

Typical methodologies for:

Outsourced coding
1. Client places an order
2. CODESMART sets up coder and establishes remote process to access client EHR.
3. Coder begins coding services.
4. CODESMART provides reports to client on progress of coding.
5. CODESMART submits charts as they are completed.
6. CODESMART communicates with client regularly regarding workload and progress.

ICD-10 impact assessment
ICD-10 will impact every component of a healthcare organization that currently generates or brushes up against ICD-9 codes.
• Gap analysis of current state / preparation
• Analysis of systems, process, policies and procedures, and training requirements
• Compliance and billing concerns
• Strategic roadmap for ICD-10 adoption and compliance
•  Leverage IAS's proven track record in program and change management to ensure timely implementation and sustainable adoption

ICD-10 Transition Methodology
• Provide Detailed Training
• Ensure Payer Implementation Plan is in Place
• Partner with Vendors
• Initiate Interdisciplinary Project Management
• Determine Functional Operations and Gaps
• Develop ICD-10 Strategy and Plan
• Appoint Interdisciplinary Steering Committee
• Provide Organization-Wide Education & Awareness

ICD-10 Remediation
• There will be many projects executing at the same time in order to implement ICD-10
•  Best case scenario is to utilize a Project Management Office to perform Program Management for all of the moving pieces
•  Payer Contracting
•  Supply Chain
•  Patient Access (Scheduling, Pre-registration, Financial Counseling, Registration)
•  Care Delivery and Care Management (Bed Management, Case Management, Diagnosis, Quality & Utilization Review)
•  Clinical Documentation and Service Delivery
•  Charge Capture and Coding (Abstracting, Code Assignment)
•  Pricing (Revenue Integrity)
•  Claims Processing and Management
•  Collections (Remittance Management, Denials Management, Payment Posting)
Finance and Accounting
Data Management, Analytics, and Reporting (Regulatory Compliance)
IT Systems and Infrastructure

CG/CIRACET Agreement	Page 3 of 4

CODESMART UNIVERSITY
•	Robust curriculum for ICD-10 geared to accomplishing the learning objectives.
•	Very strong Anatomy, Physiology, Pathophysiology, Pharmacology and Medical Terminology content (over 250 hours).
•	CODESMARTTM students will be able to pass the most rigorous coder certification exams.
•	Performance based learning, comprehensive learning experience.
•	Interactive professors - subject matter experts in each subject area - interfacing with students on-line.

CG/CIRACET Agreement	Page 4 of 4